UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2015

Hortonworks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36780	37-1634325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5470 Great America Parkway, Santa Clara, California 95054

(Address of principal executive offices) (Zip Code)

(408) 916-4121

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(c)

Scott Reasoner

On June 18, 2015, Hortonworks, Inc. (“Hortonworks” or the “Company”) entered into its form of executive agreement with Mr. Reasoner, the Company’s Vice President, Controller and Principal Accounting Officer (“PAO”). The executive agreement provides for his at-will employment and sets forth his base salary and his annual target bonus (which is currently $250,000 and $62,500) and eligibility for our benefit plans generally.

Involuntary Termination of Employment

In the event that his employment is terminated by the Company without cause (as defined in the executive agreement), and subject to delivering a fully effective release of claims, he will be entitled to cash severance equal to six months of his then current base salary and prorated target incentive compensation for the quarter (in the case of incentive compensation paid on a quarterly basis) or the year (in the case of incentive compensation paid on an annual basis) in which the termination occurs, payable over six months, plus a monthly payment equal to our contribution towards health insurance for six months. In addition, except to the extent any existing equity award (as defined in the executive agreement) contains more favorable terms, he will receive six months acceleration on all stock options, restricted stock, and other stock based awards held by him. Furthermore, to the extent he enters into a non-competition agreement, he will receive an additional amount of cash severance, health benefits continuation, and equity acceleration based on the length of such non-competition period, which will be payable over an additional number of months equal to the non-competition period.

Involuntary Termination of Employment in Connection with a Change in Control

In the event that his employment is terminated by the Company without cause or by him due to constructive termination (as defined in the executive agreement) after a change in control, then in lieu of the severance described above, and subject to delivering a fully effective release of claims, he will be entitled to a lump sum cash severance payment equal to six months of his then current base salary and prorated target incentive compensation for the quarter (in the case of incentive compensation paid on a quarterly basis) or the year (in the case incentive compensation paid on an annual basis) in which the termination occurs, plus a monthly payment equal to our contribution towards health insurance for six months. In addition, all stock options, restricted stock and other stock based awards held by him will immediately accelerate and become fully vested upon such termination. Furthermore, to the extent he enters into a non-competition agreement, he will receive an additional amount of cash severance and health benefits continuation based on the length of such non-competition period.

The payments and benefits provided under his executive agreement in connection with a change in control may not be eligible for a federal income tax deduction for the company pursuant to Section 280G of the Internal Revenue Code. These payments and benefits also may be subject to an excise tax under Section 4999 of the Internal Revenue Code. If the payments or benefits payable to him in connection with a change in control would be subject to the excise tax on golden parachutes imposed under Section 4999 of the Internal Revenue Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to him.

Item 5.02(e)

Extension of Post-Termination Exercise Period with Certain Section 16 Officers

Effective as of June 18, 2015, the Company entered into letter agreements (the “Letter Agreements”) with each of Robert Bearden, Chief Executive Officer, Herb Cunitz, President, Scott Davidson, Chief Financial Officer, and Scott Reasoner, Vice President, Controller to amend the terms of their existing stock option agreements (the “Stock Option Agreements”) to provide that stock options previously granted thereunder may be exercised, to the extent exercisable on the date of termination from the Company, until the Expiration Date (as defined in each Stock Option Agreement).

The form of Letter Agreement is filed as Exhibit 10.2 to this report. The foregoing description of the Letter Agreements is qualified in its entirety by reference to Exhibit 10.2.

Item 9.01 Financial Statements and Exhibits

Item 9.01(d) - Exhibits

Exhibit No.	Description of Exhibit

10.1*	Form of Employment Agreement with other executive officers.

10.2	Form of Letter Agreement re Post-Termination Option Exercise Period

*	Incorporated by reference from Exhibit 10.4.3 to Form S-1/A filed on November 10, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORTONWORKS, INC.

Dated: June 19, 2015	By:	/s/ Scott Davidson
Scott Davidson Chief Financial Officer

Exhibit No.	Description of Exhibit

10.1*	Form of Employment Agreement with other executive officers.

10.2	Form of Letter Agreement re Post-Termination Option Exercise Period.

*	Incorporated by reference from Exhibit 10.4.3 to Form S-1/A filed on November 10, 2014.